Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Strong Second-Quarter 2017 Financial Results

•	Average daily volume rose 9 percent to 16.5 million contracts, including records in Energy and Metals

CHICAGO, August 1, 2017—CME Group Inc. (NASDAQ: CME) today reported revenue of $925 million and operating income of $606 million for the second quarter of 2017. Net income was $416 million and diluted earnings per share were $1.22. On an adjusted basis, net income was a record $419 million and diluted earnings per share were a record $1.23. Financial results presented on an adjusted basis for the second quarters of 2017 and 2016 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1

“We drove strong growth in key product areas, with average daily volume up nine percent for the second quarter,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “We delivered double-digit increases in our interest rate and energy product lines, and, for the third quarter in a row, we had record volume in metals. Globally, volumes from outside the United States grew 16 percent, with record quarterly volume from both Europe and Asia. In addition, our focus on expense discipline resulted in peak levels of adjusted net income and earnings per share for the quarter.”

1.	A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

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Second-quarter 2017 average daily volume was a record 16.5 million contracts, up 9 percent compared with second-quarter 2016. Clearing and transaction fee revenue was $792 million, up 3 percent compared with second-quarter 2016. Second-quarter 2017 total average rate per contract was 74.9 cents, up 2 percent from first-quarter 2017, driven primarily by a sequential product mix shift with an increased proportion of the volume from commodity contracts, which capture higher fees. Market data revenue was $96 million, down 7 percent compared with the second quarter last year, but relatively in line with the first quarter of this year.

As of June 30, 2017, the company had $1.4 billion of cash and marketable securities and $2.2 billion of long-term debt. The company paid the regular second-quarter dividend of $223 million in June, and has returned approximately $8.0 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.

CME Group will hold a conference call to discuss second-quarter 2017 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. Through its exchanges, CME Group offers the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals. CME Group provides electronic trading globally on its CME Globex platform. The company also offers clearing and settlement services across asset classes for exchange-traded and over-the-counter derivatives through its clearinghouses CME Clearing and CME Clearing Europe. CME Group’s products and services ensure that businesses around the world can effectively manage risk and achieve growth.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex and E-mini are trademarks of Chicago Mercantile Exchange Inc. CBOT, Chicago Board of Trade, KCBT and Kansas City Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor’s Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc. All other trademarks are the property of their respective owners.

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Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in regulations, including the impact of any changes in laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; and the unfavorable resolution of material legal proceedings. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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20 South Wacker Drive    Chicago, Illinois 60606    cmegroup.com

CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	June 30, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,362.3	$1,868.6
Marketable securities	84.3	83.3
Accounts receivable, net of allowance	416.4	364.4
Other current assets (includes $30.0 in restricted cash)	228.9	171.7
Performance bonds and guaranty fund contributions	47,405.0	37,543.5

Total current assets	49,496.9	40,031.5
Property, net of accumulated depreciation and amortization	399.5	425.2
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,393.8	2,441.8
Goodwill	7,569.0	7,569.0
Other assets (includes $22.1 and $61.7 in restricted cash)	1,509.3	1,726.6

Total Assets	$78,543.8	$69,369.4

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$25.5	$26.2
Other current liabilities	239.1	1,376.7
Performance bonds and guaranty fund contributions	47,405.0	37,542.7

Total current liabilities	47,669.6	38,945.6
Long-term debt	2,232.1	2,231.2
Deferred income tax liabilities, net	7,318.8	7,291.0
Other liabilities	546.5	560.9

Total Liabilities	57,767.0	49,028.7

Shareholders’ equity	20,776.8	20,340.7

Total Liabilities and Equity	$78,543.8	$69,369.4

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenues
Clearing and transaction fees	$792.0	$767.6	$1,584.0	$1,563.7
Market data and information services	96.1	102.9	192.9	205.3
Access and communication fees	24.9	22.3	49.2	43.9
Other	11.6	13.6	27.8	27.7

Total Revenues	924.6	906.4	1,853.9	1,840.6
Expenses
Compensation and benefits	139.3	131.7	281.6	263.6
Communications	6.0	6.3	12.3	13.0
Technology support services	18.2	17.7	36.9	35.1
Professional fees and outside services	28.6	39.0	57.2	70.7
Amortization of purchased intangibles	24.0	24.0	48.0	48.0
Depreciation and amortization	28.8	30.4	58.2	64.3
Occupancy and building operations	19.2	24.4	39.3	45.7
Licensing and other fee agreements	32.9	32.8	66.7	71.8
Other	22.0	36.8	46.9	91.2

Total Expenses	319.0	343.1	647.1	703.4

Operating Income	605.6	563.3	1,206.8	1,137.2
Non-Operating Income (Expense)
Investment income	112.4	17.2	251.3	34.8
Interest and other borrowing costs	(29.0)	(31.0)	(58.8)	(60.8)
Equity in net earnings (losses) of unconsolidated subsidiaries	31.8	27.0	62.6	53.8
Other non-operating income (expense)	(83.5)	(10.4)	(117.6)	(20.4)

Total Non-Operating Income (Expense)	31.7	2.8	137.5	7.4

Income before Income Taxes	637.3	566.1	1,344.3	1,144.6
Income tax provision	221.5	246.0	528.7	456.7

Net Income	$415.8	$320.1	$815.6	$687.9

Earnings per Common Share:
Basic	$1.23	$0.95	$2.41	$2.04
Diluted	1.22	0.95	2.40	2.03
Weighted Average Number of Common Shares:
Basic	338,556	337,289	338,448	337,152
Diluted	340,020	338,706	339,974	338,599

CME Group Inc. and Subsidiaries

Quarterly Operating Statistics

	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
Trading Days	64	64	63	62	63

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

Product Line	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
Interest rate	6,776	6,791	8,300	9,169	8,210
Equity	2,957	2,876	2,875	2,766	2,707
Foreign exchange	838	772	883	894	879
Energy	2,322	2,294	2,586	2,496	2,632
Agricultural commodity	1,722	1,156	1,193	1,261	1,491
Metal	468	431	488	512	533

Total	15,082	14,319	16,325	17,098	16,453
Venue
Electronic	13,355	12,672	14,375	14,947	14,582
Open outcry	1,075	982	1,130	1,362	1,115
Privately negotiated	651	665	820	789	756

Total	15,082	14,319	16,325	17,098	16,453

Average Rate Per Contract (RPC)

CME Group RPC

Product Line	2Q 2016	3Q 2016	4Q 2016	1Q 2017	2Q 2017
Interest rate	$0.496	$0.508	$0.491	$0.492	$0.491
Equity	0.709	0.676	0.691	0.718	0.731
Foreign exchange	0.798	0.806	0.804	0.823	0.807
Energy	1.168	1.097	1.099	1.130	1.096
Agricultural commodity	1.291	1.335	1.336	1.334	1.300
Metal	1.562	1.542	1.486	1.496	1.449

Average RPC	$0.782	$0.750	$0.731	$0.731	$0.749

CME Group Inc. and Subsidiaries

Reconciliation of GAAP to non-GAAP Measures

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income	$415.8	$320.1	$815.6	$687.9
Restructuring and severance	2.1	—	3.9	—
Amortization of purchased intangibles	24.0	24.0	48.0	48.0
Loss on disposal of assets	0.6	4.0	0.6	5.3
Loss and expenses related to sale-leaseback of data center	—	—	—	28.6
Foreign exchange transaction losses (gains)[1]	(4.6)	11.6	(7.1)	15.5
Net (gains) losses on CME Venture investments	—	3.8	—	3.8
(Gains) losses on sale of BM&FBOVESPA shares	—	—	(86.5)	—
Income tax effect related to above[2]	(9.1)	(13.7)	(18.0)	(34.2)
Other income tax item[3]	(9.9)	37.5	77.9	37.5

Adjusted Net Income	$418.9	$387.3	$834.4	$792.4

GAAP Earnings per Common Share:
Basic	$1.23	$0.95	$2.41	$2.04
Diluted	1.22	0.95	2.40	2.03
Adjusted Earnings per Common Share:
Basic	$1.24	$1.15	$2.47	$2.35
Diluted	1.23	1.14	2.45	2.34
Weighted Average Number of Common Shares:
Basic	338,556	337,289	338,448	337,152
Diluted	340,020	338,706	339,974	338,599

1.	Results include foreign exchange transaction net gains and losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.
2.	Income tax effect related to all of the above includes all of the items above except for the tax impact related to the gain on sale of BM&FBOVESPA shares.
3.	In the second quarter of 2017, we recognized the favorable settlements of federal and state examinations offset by tax charges related to the closure of the U.K. Exchange and Clearinghouse.